Exhibit 10.5

April 29, 2015

Vince Ippolito

Re:          Amended and Restated Offer of Employment by Anacor Pharmaceuticals, Inc. (the “A&R Offer Letter”)

Dear Vince:

Pursuant to this A&R Offer Letter the parties hereto wish to clarify and amend certain terms set forth in the original offer letter dated February 12, 2014.  Accordingly, I am very pleased to confirm to you our offer of employment with Anacor Pharmaceuticals, Inc. (the “Company”) as Executive Vice President and Chief Commercial Officer, a full-time, exempt level position reporting to the Company’s Chief Executive Officer. You will serve as an Officer of the Company and, subject to the penultimate sentence of Section 7 hereof, will work primarily from Scottsdale, Arizona. Subject to fulfillment of all conditions imposed by this A&R Offer Letter, your start date shall be February 25, 2014 (your “Start Date”). In this position, you will have responsibility for all of the Company’s commercial activity, including but not limited to: developing and overseeing the Company’s marketing and sales functions; identifying product placement and positioning to meet overall corporate marketing objectives; sales and channel strategy development; and execution to meet the Company’s financial goals. You will develop long-range strategic marketing and sales plans for the Company’s product portfolio, and perform corporate brand management, positioning, and risk management for the Company’s products and reputation in the market. Responsibilities may also include business development and the Company’s service and support functions. The terms of our offer and the benefits currently provided by the Company are as follows:

1.     Your initial base salary on your Start Date will be $16,666.66 per semi-monthly pay period, which is equivalent to $400,000.00 annually, and will be paid per the Company’s standard payroll process and less all applicable taxes and withholdings.

2.     In addition, beginning on your Start Date and contingent upon your continued employment with the Company, you will be eligible to participate in the Company’s bonus plan (“Bonus Plan”) under the terms and conditions of the Bonus Plan determined in the sole discretion of the Company. Your level of participation would be commensurate with your position within the Company. Your current position would make you eligible for an annual target bonus of 50% of your base salary, based on achievement of various performance objectives

April 29, 2015

Vince Ippolito

that may include Company and individually based objectives as established and evaluated by the Company. Your participation in the Bonus Plan would be governed by the terms and conditions of the Bonus Plan. Any payment made under any Company Bonus Plan will be subject to all applicable taxes and withholdings. As always, the Company reserves the right to modify, terminate or otherwise amend its incentive plans from time to time as it deems necessary, as well as to use its sole discretion in determining any awards under any Company Bonus Plan.

3.     As a full-time employee, beginning on your Start Date, you will be eligible to participate in health insurance, and other employee benefit plans established by the Company, subject to any eligibility requirements imposed by such plans. You will also be eligible for paid time off (“PTO”) equal to four (4) weeks or twenty (20) working days accrued per year of service, which will accrue on a prorated basis each pay period during which you are an active employee.

4.     As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions, which will be the property of the Company. To protect the interests of the Company, you will be required to sign the Company’s standard “Confidential Information and Invention Assignment Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.

5.     Following your Start Date, we will recommend to the Board of Directors of the Company (the “Board”) that you be granted the opportunity to purchase 101,000 options of Common Stock of the Company (“Options”), under its 2010 Equity Incentive Plan, as amended, (the “Plan”) at the fair market value of the Company’s Common Stock, as determined by the Board upon their approval of such grant. Twenty-five percent (25%) of the Options will vest on the one year anniversary of your Start Date, and the remaining Options will vest monthly in equal portions over the following three years for a total vesting term of four years. The Options will be governed by the terms and conditions of the Plan and corresponding option agreement. Further details on the Plan and any specific option granted to you will be provided upon approval of such grant by the Company’s Board.

6.     Following your Start Date, we will further recommend to the Board that you be granted 72,000 Restricted Stock Units (RSUs) at the fair market value of the Company’s Common Stock, as determined by the Board upon their approval of such grant. Twenty-five percent (25%) of the RSUs will vest on the one year

April 29, 2015

Vince Ippolito

anniversary of your Start Date, and the remaining RSUs will vest in three equal portions over the following three years for a total vesting term of four years. Please note that the RSUs will be governed by the terms and conditions of a Plan and corresponding agreement. Further details on the Plan and any specific RSU grant to you will be provided upon approval of such grant by the Company’s Board.

7.     While we look forward to a mutually satisfying relationship, should you decide to accept our offer, your employment is for no specific period of time and you will be an at-will employee of the Company, which means the employment relationship can be terminated by either you or the Company for any or no reason, at any time, with or without notice. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. This at-will provision may only be amended in a writing signed by both you and the Company’s Chief Executive Officer. Your participation in any stock option or benefit programs is not to be regarded as assuring you of continuing employment for any particular period of time. As always, the Company reserves the right to modify, delete or otherwise amend its benefits, compensation and incentive programs from time to time as it deems necessary in its sole discretion.  Further, the Company expressly reserves the right, prior to any Change of Control (as defined in the Plan) of the Company, upon reasonable advance written notice, to require the relocation of your principal location of work to the Company’s principal executive offices.  In connection with any such potential relocation, the Company will provide relocation assistance to you upon mutually acceptable terms to be agreed in writing.

8.     For purposes of federal immigration law, and as a requirement of employment with the Company, within three (3) business days of your Start Date you will need to present documentation demonstrating your identity and eligibility to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact Human Resources.

9.     This A&R Offer Letter supersedes and replaces any prior representations or agreements, written, verbal or otherwise, between you and the Company regarding the terms described in this letter.

April 29, 2015

Vince Ippolito

Please sign this A&R Offer Letter below and return one original to the Company, Attention: Human Resources. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this A&R Offer Letter. A duplicate letter is enclosed for your files. Should you have anything else that you wish to discuss, please do not hesitate to call us.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Paul Berns
Paul Berns
CEO

I have read and understood this A&R Offer Letter and hereby acknowledge, accept and agree to the terms set forth above as of the date first set forth above. No further commitments were made to me as a condition of employment.

/s/ Vince Ippolito
Vince Ippolito